VIA ELECTRONIC MAIL
Northwest Biotherapeutics, Inc.
4800 Montgomery Lane, Suite 800
Bethesda, MD 20814
Attention: Leslie J. Goldman

October 13, 2016

This letter agreement memorializes our previous discussions and electronic exchanges with respect to Northwest Biotherapeutics, Inc.'s ("NWBO" and together with Cognate (defined below), the "Parties") agreement to the terms and conditions set forth in this letter. Nothing in this letter agreement is intended to override the Exchange Agreement, which Exchange Agreement remains in full force and effect.

NWBO has received the full benefit of development, manufacturing and ancillary services, among other consideration under those certain services agreements between NWBO and Cognate BioServices, Inc. and its affiliates ("Cognate") dated as of January 17, 2014 (the "2014 Agreements"). NWBO has continually and repeatedly failed to pay Cognate in respect of services fully performed, notwithstanding the fact that Cognate has continued to provide uninterrupted services to NWBO (without which treatment of patients in NWBO's Phase III trial would have been impossible) and to cooperate with NWBO in other respects, in all cases in reliance upon NWBO's representations that NWBO would pay in full, or otherwise remunerate Cognate in full, for the services Cognate has provided NWBO under the 2014 Agreements.

The purpose of this letter agreement is (a) to reaffirm NWBO's obligations to Cognate under the 2014 Agreements, the Exchange Agreement, and the other agreements between the Parties, which agreements are addressed below; (b) to provide Cognate with reasonable assurances and protections with regard to NWBO's obligation to pay Cognate for amounts currently due (including past due amounts) and to be due in the future for services provided under the 2014 Agreements; and (c) to provide a further inducement to Cognate to continue providing uninterrupted services to NWBO.

With this background therefore, NWBO and Cognate hereby agree to the preceding and to the terms and conditions set forth herein.

1. On August 28, 2016, NWBO and Cognate entered into that certain exchange agreement accepted by Nasdaq in connection with NWBO's actions to regain compliance with certain Nasdaq listing rules (the "Exchange Agreement"). For the avoidance of doubt, nothing in this letter agreement is intended to override the Exchange Agreement which remains in full force and effect.

2. NWBO acknowledges and reaffirms the following facts and NWBO obligations owed to Cognate:

   a. As provided for in that certain Conversion and Lock-Up Agreement dated July 30, 2013 (the "Conversion Agreement"), the 2014 Agreements, the Exchange Agreement, and as otherwise previously agreed by NWBO, on September 23, 2016, NWBO filed with the U.S. Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") pursuant to which NWBO will register for resale all equity securities of NWBO issued by NWBO to Cognate prior to and from and following the date hereof, including, for clarity, but not limited

to, all of those equity securities referred to in the Exchange Agreement. NWBO will also give effect to all adjustments required to correct the discrepancies in the number of shares, warrants, and debt on Cognate's and NWBO's respective books and records. All of such discrepancies shall be resolved in good faith to the reasonable satisfaction of Cognate within forty (45) days of the date of this letter agreement; all securities issued by NWBO to Cognate to address any such discrepancies, if any, will also be registered by NWBO pursuant to the Registration Statement.

b. Shares and warrants issued by NWBO to Cognate under the terms of the Conversion Agreement and the terms of the 2014 Agreements were subject to multi-year vesting and lock-up periods (the "Lock-Up"). With respect to most of those securities the foregoing restrictions have already been performed by Cognate. With respect to the remaining securities the Parties amended all applicable agreements such that the remaining portion of such restrictions were cancelled and terminated and all of such restrictions were removed from all applicable agreements pursuant to an amendment executed by NWBO and Cognate as of September 22, 2016. Further, no other securities issued by NWBO to Cognate remain or will be subject to any vesting or lock-up period or similar restriction.

c. NWBO hereby acknowledges and reaffirms NWBO's contractual obligations and agreements (all of which are legal, valid, and binding) to indemnify, defend and hold Cognate harmless from all losses, claims, damages and expenses of every kind (including, but not limited to, legal fees and expenses), as incurred, that are related to or arising from the Donoghue, Tharp, and Yonemura litigation matters[1] and to all Adar Bays, Four M and similar transactions. For clarity, losses from all of the individual Adar Bays and Four M transactions include (but are not limited to) the aggregate value of the collateral foreclosed. In addition, NWBO will indemnify, defend and hold Cognate harmless from all losses (as incurred), claims, damages and expenses of every kind and otherwise compensate Cognate for all additional consequences (whether direct or indirect, financial or otherwise), including, but not limited to, the effects associated with the Lock-Up. As noted above, nothing in this letter agreement overrides the Exchange Agreement, which Exchange Agreement remains in full force and effect.

d. NWBO hereby acknowledges, agrees and reaffirms that Cognate has the right to terminate or suspend all or any of the 2014 Agreements, in whole or in part, upon a change of effective control of NWBO, change in management of NWBO, or a hostile or other takeover (or similar circumstances) of NWBO, in all cases, should Cognate so elect, which right reflects the original intent of the Parties as discussed and agreed during the negotiation and documentation of the 2014 Agreements.

e. In connection with further clinical trials in Europe, the Parties anticipate entering into a lease agreement relating to the Sawston property.

3. In recognition of the fact that NWBO has repeatedly failed to pay amounts owed to Cognate in accordance with the contractual agreements between the Parties, and the fact that NWBO currently owes in excess of $10,000,000 (as more specifically set forth below), and to provide reasonable

[1] Deborah Donoghue v. Cognate BioServices, Inc., et al., No. 1:15-cv-01492-KPF; Terrice Tharp, et al. v. Cognate BioServices, Inc., et al., C.A. No. 11179-VCG; and Christine Yonemura v. Linda Powers, et al., 8:15-cv-03526-PX.

assurances to Cognate that NWBO will fully compensate Cognate for all amounts currently owed, NWBO hereby agrees as follows:

a. NWBO will issue to Cognate a full-recourse secured promissory note (and security agreements and other appropriate ancillary documents) covering all outstanding invoices and all other amounts owed by NWBO to Cognate and not previously fully satisfied.

b. Within 45 days of the date hereof, NWBO will start paying for all development, manufacturing, and all other Cognate ancillary services in advance or fund a retainer at the following levels: initially a minimum of $750,000, increasing to $2,500,000 in increments as a function of 30% of the weekly average bank balance of NWBO. Upward adjustments required by this formula shall be made on any Monday following a weekly calculation concluded on the previous Friday (the "Retainer Funding Formula"). The NWBO obligation to fund the retainer shall not exceed $2,500,000. Cognate shall have the right to draw the retainer down if NWBO fails to timely satisfy invoices in respect of such development, manufacturing or other ancillary services. In the event of any such drawdowns, NWBO hereby agrees it will replenish any amounts of such retainer up to the $2,500,000 pursuant to the Retainer Funding Formula. NWBO hereby further accepts and agrees that Cognate has the right to refrain from shipping and/or manufacturing any products to or on behalf of NWBO until NWBO provides Cognate with the applicable advance payment or such retainer and NWBO will indemnify, defend and hold Cognate harmless from all losses, claims, damages and expenses of every kind (including, but not limited to, legal fees and expenses) as incurred, arising out of or related to any delay, suspension or stoppage of services and/or manufacturing.

c. The Parties will continue to discuss a payment plan to bring NWBO's outstanding amounts payable with Cognate current and will agree as promptly as possible (not to exceed forty-five (45) days from the date hereof) to a payment plan to satisfy the more than $10,000,000 owed.

d. NWBO agrees that 50% of up to $5,000,000 (i.e., a maximum of $2,500,000) of proceeds derived from any loan with the current or any other lender related to or secured by the Sawston property that NWBO or its affiliates receives will be used by NWBO to pay down the outstanding balance of NWBO's unpaid Cognate invoices, which payment must be made within five (5) days of NWBO's (or its affiliate's) receipt of such loan proceeds.

e. If, following the date of this letter agreement, NWBO is more than ten (10) days late satisfying any amount payable to Cognate under this letter agreement or any future amount payable to Cognate under the 2014 Agreements, Cognate will have the right to terminate any or all of the 2014 Agreements, in whole or in part.

4. As further consideration for Cognate's forbearance described above, NWBO will reverse the conversion of $3,750,362 of Cognate's accounts receivable into shares of NWBO common stock effected in connection with NWBO's October, 2015, $30,000,000 financing transaction, to the extent and/or when not prohibited by applicable law, rules and regulations, including but not limited to Delaware law.

NWBO understands and agrees that time is of the essence with respect to NWBO's performance of the obligations set forth in this letter agreement and NWBO will perform all of such obligations within the time frames expressly provided and when no time frame is specified, within thirty (30) days following the date hereof. This letter agreement is binding on and inures to the benefit of the successors and assigns of the Parties. Cognate may pursue all rights and remedies available at law or in equity to enforce NWBO's obligations under this letter agreement. If Cognate brings an action to enforce any of its rights under or relating to this letter agreement, Cognate will be entitled to recover all of its costs and expenses, including but not limited to attorneys' fees and court costs, as incurred.

This letter agreement is governed by and construed and enforced in accordance with Delaware law, without giving effect to its conflict of laws principles. If any provision of this letter agreement is held to be illegal, invalid or unenforceable, such provision shall be modified or eliminated to the minimum extent necessary so that this letter agreement otherwise remains in full force and effect. In such case, the illegal, invalid or unenforceable provision will be replaced with such provision as will most closely correspond with the legal and economic contents of the provision so voided. If any such provision is modified or eliminated in accordance with the preceding sentence, the remainder of this letter agreement will remain in effect as written.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this letter agreement as of the date first indicated above.

NORTHWEST BIOTHERAPEUTICS, INC.

By: ______________________________

Name: LESLIE J. GOLDMAN

Title: SENIOR VICE PRESIDENT

COGNATE BIOSERVICES, INC.

By: ______________________________

Name:

Title:

IN WITNESS WHEREOF, the Parties have signed this letter agreement as of the date first indicated above.

NORTHWEST BIOTHERAPEUTICS, INC.

By:____________________________
Name:
Title:

COGNATE BIOSERVICES, INC.

By:____________________________
Name: J. Kelly Ganjei
Title: President & Chief Executive Officer